EXHIBIT 99.1

American Safety Insurance Raises $8 Million Through

Trust Preferred Offering

ATLANTA, GA – June 3, 2003 – American Safety Holdings Corp. (“American Safety Insurance”), a wholly-owned subsidiary of American Safety Insurance Group, Ltd. (NYSE: ASI), announced today that it has completed an $8 million private placement of trust preferred securities. The securities have a floating interest rate equal to the three-month LIBOR plus 4.20% and mature in 30 years. The securities can be redeemed by American Safety Insurance commencing in five years. Payments under the trust preferred securities are guaranteed by American Safety Insurance Group, Ltd.

American Safety Insurance, through a subsidiary statutory trust, along with other insurance and insurance holding company participants, issued trust preferred securities to an investment pool for which Sandler O’Neill & Partners, L.P. acted as placement agent.

American Safety Insurance will use the $7.75 million of net proceeds of the offering to support the growth of its insurance business, to repay short-term debt and for general corporate purposes.

“We are pleased to increase our capital base with the proceeds of the offering which we believe will better position American Safety Insurance for continued success in implementing our insurance growth strategies and allow us to take advantage of favorable current hard market conditions in our core business lines”, said Stephen R. Crim, President and Chief Executive Officer.

American Safety Insurance Group, Ltd. is a specialty insurance holding company which, through its subsidiaries, provides innovative insurance solutions in the alternative insurance market for environmental remediation, contracting and other specialty risks. Additional information about American Safety Insurance can be found at “http://www.americansafetyinsurance.com.”

Forward-Looking Statement: Certain statements made by American Safety Insurance in this release may constitute forward-looking statements within the meaning of the United States’ securities laws. While American Safety Insurance believes any forward-looking statements it has made are reasonable, such statements are subject to risks and uncertainties and actual results could differ materially. These risks and uncertainties include, but are not limited to, the factors discussed in the reports filed by American Safety Insurance Group, Ltd. from time to time with the Securities and Exchange Commission. American Safety Insurance does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. The trust preferred securities offered by American Safety Insurance have not been and will not be registered under the United States’ securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Contact: Fred J. Pinckney

Investor Relations/General Counsel

(770) 485-4346